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                                                                      Exhibit 15

                                                    [ARTHUR ANDERSEN LETTERHEAD]

July 28, 2000

Mr. Walter Z. Berger
Chief Financial Officer
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle Suite 700
Indianapolis, Indiana 46204

Dear Mr. Berger:

We are aware that Emmis Communications Corporation has incorporated by reference in this registration statement its Form 10-Q for the three months ended May 31, 2000, which includes our report date June 22, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,



/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP